Exhibit 10.4

MANAGEMENT EQUITY AWARD AGREEMENT

(Restricted Share Units/Shares)

THIS MANAGEMENT EQUITY AWARD AGREEMENT (“Agreement”) is made as of December     , 2011 by and between Travelport Worldwide Limited, a Bermuda exempted company (“TWW”) and                                          (“Executive”).

RECITALS

TWW has adopted the Travelport Worldwide Limited 2011 Equity Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.

In connection with Executive’s employment by TWW or one of its Affiliates (collectively, the “Company”), TWW intends concurrently herewith to grant the number of Restricted Share Units and Shares (as defined below) set forth on the signature page hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1. Definitions. Except as expressly provided for herein, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:

“Agreement” has the meaning specified in the Introduction.

“Board” means the board of directors of TWW (or, if applicable, any committee of the Board).

“Cause” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its Affiliates, or (E) Executive’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, amalgamation, consolidation or sale or transfer of the equity interests or assets (including stock of its Affiliates), or otherwise) as a result of which (i) the Majority Shareholder no longer has, directly or indirectly, ownership or voting control of equity which represents more than 50% of the total voting power in any Travelport Entity or (ii) all or substantially all of the assets of the Company or its Affiliates taken as a whole are sold by lease, license, sale or otherwise.

“Company” has the meaning specified in the Recitals.

“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” means (A) any material reduction in Executive’s base salary or annual bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the Company or its affiliates to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Executive describing the event constituting a Constructive Termination, (C) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement or (D) the primary business office for Executive being relocated by more than 50 miles; provided that any of the events described in clauses (A)-(D) of this definition of “Constructive Termination” shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence thereof or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

“Disability” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Executive shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Executive’s duties under Executive’s employment. Any question as to the existence of the Disability of Executive as to which Executive and TWW cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and TWW. If Executive and TWW cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to TWW and Executive shall be final and conclusive for all purposes of this Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

“Effective Date” means the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive” has the meaning specified in the Introduction.

“Intermediate” shall mean Travelport Intermediate Limited, a Bermuda exempted company

“Majority Shareholder” shall mean, collectively, Blackstone Capital Partners (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V-A L.P.; BCP (Cayman) V-S L.P.; Blackstone Family Investment Partnership (Cayman) V L.P.; Blackstone Family Investment Partnership (Cayman) V-SMD L.P.; Blackstone Participation Partnership (Cayman) V L.P.; BCP V Co-Investors (Cayman) L.P., TCV VI (Cayman), L.P., TCV Member Fund (Cayman), L.P., OEP TP, Ltd and the other shareholders of TDS as of the date hereof, and any Person which Controls any of the foregoing Persons.

“Majority Shareholder Entity” shall mean Intermediate, and, if the Majority Shareholder holds its equity interest in the Company indirectly through an entity other than Intermediate, such entity.

“Other Documents” means the Plan, any other management equity award agreement between Executive and TWW and any employment agreement by and between Executive and any Company, in each case as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Restricted Share Unit” has the meaning set forth in Section 2.1 hereof.

“Shares” means common shares, par value US$0.0002, of the Company.

“Share Bonus Award” has the meaning set forth in Section 2.2 hereof.

“TDS” means TDS Investor (Cayman), L.P., a Cayman island limited partnership.

“Travelport Entities” shall mean TDS, Intermediate and the Company or any other entities formed above the Company and below the Majority Shareholder Entity.

“Unvested Restricted Share Units” means Restricted Share Units held by Executive that are subject to any vesting, forfeiture or similar arrangement under this Agreement.

“Vested Restricted Share Units” means Restricted Share Units held by Executive that are no longer subject to any vesting, forfeiture or similar arrangement under this Agreement.

SECTION 2

GRANT OF RESTRICTED SHARE UNITS AND SHARES

2.1. Restricted Share Units. Subject to the terms and conditions hereof, TWW hereby grants Executive                   Restricted Share Units as is set forth on the signature page to this Agreement and Executive accepts such Restricted Share Units from TWW. Each “Restricted Share Unit” represents the right to receive from TWW, on the terms and conditions (and at the times) set forth in this Agreement, one Share (but subject to adjustment pursuant to Section 4.3). The terms of the Shares are set forth in, and governed by, the Plan and Executive shall have no rights in respect of such Shares until the Company delivers such Shares pursuant to the terms hereof.

2.2 Shares. TWW hereby grants Executive a Share Bonus Award representing                   Shares (the “Share Bonus Award”), subject to the applicable terms and conditions set forth in this Agreement.

SECTION 3

VESTING, TRANSFER PROHIBITED, DELIVERY AND TERMINATION

3.1. Vesting Schedule.

(a) Subject to Section 3.1(b) of this Agreement, the Restricted Share Units granted to Executive under this Agreement shall vest with respect to 100% of such units on January 1, 2014 (“Vesting Date”).

(b) Notwithstanding the foregoing, in the event that:

(i) a Change in Control occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested in the unvested Restricted Share Units immediately prior to such Change of Control (and such unvested Restricted Share Units shall automatically convert to Vested Restricted Share Units hereunder);

(ii) Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability, Executive shall be deemed to have vested in the unvested Restricted Share Units that would have vested (and such Restricted Shares Units shall be treated as Vested Restricted Share Units hereunder) assuming (1) that Executive’s employment continued for eighteen (18) months following the termination of Executive’s employment and (2) that the award vests ratably on a monthly basis beginning on January 1, 2012 through January 1, 2014. Any Restricted Share Units that remain unvested after the application of this Section 3.1(b)(ii) shall be forfeited; and

(iii) Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(b)(ii), Executive shall have no right to further vesting of the Restricted Share Units that are Unvested Restricted Share Units (and such Restricted Share Units shall be forfeited on such termination of employment).

(c) The Shares underlying the Share Bonus Award granted to Executive under this Agreement shall be vested with respect to 100% of such Shares as of the date of this Agreement, but shall remain subject to the applicable terms and conditions set forth in this Agreement.

3.2. Transfer Prohibited. Executive may not sell, assign, transfer, pledge or otherwise encumber (or make any other Disposition of) any Restricted Share Units, except upon the death of Executive. Upon any attempted Disposition in violation of this Section 3.2, the Restricted Share Units shall immediately become null and void. In addition, as set forth in Section 3.4 of this Agreement, each Share delivered pursuant to this Agreement (whether pursuant to Restricted Share Units or the Share Bonus Award) is subject to the Plan.

3.3. Delivery of Shares. The Shares subject to the Share Bonus Award shall be fully vested as of the date hereof and shall not be subject to forfeiture by reason of Executive’s termination of employment for any reason following the date hereof. No Shares covered by a Restricted Share Unit shall be delivered to Executive until the Restricted Share Unit becomes a Vested Restricted Share Unit. Subject to the last sentence hereof, the Shares subject to the Share Bonus Award shall be delivered to the Executive as soon as practicable following the date hereof, and any Vested Restricted Share Units shall be delivered within 30 days of the vesting date, or if later, provided that Executive shall have paid to the Company such amount as may be requested by TWW for purposes of depositing any federal, state or local income or other taxes required by law to be withheld with respect to the delivery of the Restricted Share Units and the Share Bonus Award (provided that this condition may be satisfied if the Company withholds Shares to cover such required withholding amounts); and further provided that this condition must be satisfied, and the Shares delivered, not later than March 15 of the year following the year of grant, in the case of the Share Bonus Award, or not later than March 15 in the year following the year of vesting, in the case of Restricted Share Unit Awards. Delivery of Shares issuable pursuant to Awards granted under this Agreement may be evidenced in such manner as the Company shall determine, including without limitation by issuance of certificates representing Shares or the making of a book entry or other electronic notation indicating ownership of the Shares.

3.4. Plan. Executive acknowledges receipt of a copy of the Plan and represents that Executive understands that (i) the terms of grant of the Shares are set forth in, and governed by, the Plan, (ii) Executive shall have no rights in respect of such Shares until the Company delivers such Shares pursuant to the terms hereof and (iii) the Plan may be amended or modified from time to time.

SECTION 4

DISTRIBUTION EQUIVALENT RIGHTS WITH RESPECT TO RESTRICTED SHARE

UNITS

4.1. Payments and Allocations upon Distributions. If on any date while Restricted Share Units are outstanding hereunder, the Company shall make any distribution or pay any dividend to holders of Shares, TWW shall cause the Company to allocate to a notional account for Executive (the “Notional Account”) an amount, in respect of each Unvested Restricted Share Unit, equal to the amount that would have been payable in respect of the Shares underlying such Unvested Restricted Share Unit if it were issued and outstanding on the date of such dividend or distribution.

4.2. Additional Payments upon Vesting. On any date that any Unvested Restricted Share Units become Vested Restricted Share Units, Executive shall be entitled to receive an amount (such amount, the “Unvested Distribution Equivalent Payment”) equal to the product of (x) all amounts then credited to Executive’s Notional Account multiplied by (y) a fraction, the numerator of which shall be the number of Restricted Share Units that became Vested Restricted Share Units on such date and denominator of which shall be the total number of Unvested Restricted Share Units immediately prior to such date. Upon payment of any Unvested Distribution Equivalent Payment, the amount credited to the Notional Account shall be reduced thereby.

4.3. Withholding. TWW and the Company shall have the right and is hereby authorized to withhold from any Distribution Equivalent Payment the amount of any applicable withholding taxes in respect of such payment and to take such action as may be necessary in the opinion of TWW or the Company to satisfy all obligations for the payment of such taxes.

SECTION 5

NON-COMPETITION AND CONFIDENTIALITY

5.1. Non-Competition.

(a) From the date hereof while employed by the Company and for a two-year period following the date Executive ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Executive shall not use his status or former status with any Company or any of its Affiliates (and in the case of former status, for the direct or indirect benefit of any Competitor) to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship or prior relationship to the Company or any of its Affiliates.

(b) During the Restricted Period, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its Affiliates or in any way injuring the interests of the Company or any of its Affiliates and the Company and its Affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Executive; provided however, that, subject to Section 5.2, nothing herein shall preclude the Company and its Affiliates or Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its Affiliates from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination. For purposes of this Section 5.1, the term “Competitor” means any enterprise or business that is engaged or plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Executive’s employment, or planned or proposed to be conducted at any time during the Restricted Period, by the Company and its Affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or other provides its products or services). During the Restricted Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time during the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Executive acknowledges that the Company’s and its Affiliates businesses are conducted nationally, internationally and worldwide, and agrees that the provisions in the foregoing sentence shall operate throughout the entire geographic territory for which Executive performed duties for the Company or acted on behalf of the Company during Executive’s employment, the United States and any other country in the world in which the Company operated or operates during the Restricted Period (subject to the definition of “Competitor”).

(c) During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit any members or the then-current clients of the Company or any of its Affiliates for any existing business of the Company or any of its Affiliates information or operations of any business intended to compete with the Company or any of its Affiliates.

(d) During the Restricted Period, Executive shall interfere with the employees or affairs of the Company or any of its Affiliates or solicit or induce any person who is an employee of the Company or any of its Affiliates to terminate any relationship such person may have with the Company or any of its Affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any Person with which Executive may be Affiliated, to engage, employ or compensate, any employee of the Company or any of its Affiliates.

(e) For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f) The period of time during which the provisions of this Section 5.1 shall be in effect shall be extended by the length of time during which the parties are in litigation over a claim that the Executive is in breach of the terms hereof.

(g) Executive agrees that the restrictions contained in this Section 5.1 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement. The Executive further agrees that the restrictions contained in this Section 5.1 constitute entirely separate, severable and independent restrictions.

(h) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 5.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.2. Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided that Executive may disclose to any prospective future employer the provisions of Section 5 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its Affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

5.3. Intellectual Property.

(a) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including the Travelport Code of Business Conduct & Ethics and other Company policies regarding the protection of confidential information (including without limitation information security and customer data), intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

5.4. Specific Performance. Executive acknowledges and agrees that TWW’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and TWW would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, TWW, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 5.

5.5. Survival. The provisions of this Section 5 shall survive the termination of Executive’s employment for any reason. The provisions of this Section 5 are in addition to any other restrictions set forth in any other long-term incentive program award agreement or letter, employment agreement or contract; offer letter; non-competition, non-solicitation, confidentiality, and/or intellectual property agreement; Company policy, guideline or standard; or the protections under applicable law.

SECTION 6

MISCELLANEOUS

6.1. Tax Issues. THE ISSUANCE OF THE RESTRICTED SHARE UNITS TO EXECUTIVE AND/OR THE DELIVERY OF THE SHARES PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS. EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO EXECUTIVE REGARDING THE TAX CONSEQUENCES OF EXECUTIVE’S RECEIPT OF THE RESTRICTED SHARE UNITS, THE SHARE BONUS AWARD AND/OR SHARES OR THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE RESTRICTED SHARE UNITS, THE SHARE BONUS AWARD AND THE SHARES AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY EXECUTIVE IN CONNECTION WITH THE RESTRICTED SHARE UNITS, THE SHARE BONUS AWARD OR SHARES.

6.2. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 6.2; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

6.3. Employment of Executive. Executive acknowledges that he is employed by TWW or its Affiliates subject to the terms of his employment agreement with TWW (if any). Any change of Executive’s duties as an employee of the Company shall not result in a modification of the terms of this Agreement.

6.4. Equitable Adjustments. Notwithstanding any other provisions in this Agreement or the Plan to the contrary, subject to any required action by shareholders, if (i) the Company shall at any time be involved in a merger, amalgamation, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of TWW necessitates action by way of adjusting the terms of the outstanding Awards (collectively, “Adjustment Events”), then TWW in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable (taking into consideration such matters, without limitation, as relative value of each class of Shares and the Restricted Share Units, status of vesting and the nature of the Adjustment Event and its impact on the Shares and the Restricted Share Units) to the holders of Shares as a group, as to (i) the number or kind of Shares or other securities issued or reserved for issuance under the Plan in respect of Restricted Share Units, (ii) the vesting terms under this Agreement, and/or (iii) any other affected terms hereunder.

6.5. Calculation of Benefits. Neither the Restricted Share Units, the Share Bonus Award, nor the Shares shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.

6.6. Setoff. TWW’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder and under the Plan shall be subject to set off, counterclaim or recoupment of amounts owed by such Executive (or any Affiliate of such Executive (or any of its Relatives) that are Controlled by such Executive (or any of its Relatives)) to TWW or its Affiliates (including without limitation amounts owed pursuant to the Plan).

6.7. Remedies.

(a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

6.8. Waivers and Amendments. The respective rights and obligations of TWW and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) in writing by such respective party. This Agreement may be amended only with the written consent of a duly authorised representative of TWW and Executive.

6.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

6.10. CONSENT TO JURISDICTION.

(a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT LOCATED IN ATLANTA, GEORGIA OR, IF REQUIRED, THE APPROPRIATE GEORGIA STATE OR SUPERIOR COURT, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 6.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 6.14 OF THIS AGREEMENT.

6.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6.12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.13. Entire Agreement. This Agreement and the Other Documents constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other prior agreements, whether oral or written, with respect thereto, except as provided herein. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding grants of equity, equity-based or equity-related rights or instruments in any Company, except other agreements with respect to Shares or other securities in TDS.

6.14. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 6.14), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Services mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to TWW or the Company, addressed to:

Travelport Worldwide Limited

c/o Legal Department

300 Galleria Parkway

Atlanta, Georgia 30339

USA

Attention: Eric J. Bock, Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Fax: (770) 563-7878

If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in TWW’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

6.15. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

6.16. Agreement Subject to Plan. By entering into this Agreement, Executive agrees and acknowledges that Executive has received and read a copy of the Plan and that the Restricted Share Units and Share Bonus Award are subject to the Plan. The terms and provisions of the Plan as may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

6.17. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, TWW and Executive have executed this Agreement as of the day and year first written above.

COMPANY:

Travelport Worldwide Limited

By: Signature:
Name:
Title:

EXECUTIVE:

Signature:

Address:

Telephone No.

Fax No.

Number of Restricted Share Units:

Number of Shares: